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                                                                 EXHIBIT (g)(1)
                        AUTOMATIC REINSURANCE AGREEMENT

                                    Between

           AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                              New York, New York

                                      And

                         SWISS RE LIFE COMPANY AMERICA
                              New York, New York

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                        AUTOMATIC REINSURANCE AGREEMENT
                                   Contents

ARTICLE 1                Scope of Agreement

ARTICLE II               Commencement & Termination of Liability

ARTICLE III              Oversights - Clerical Errors

ARTICLE IV               Mortality Net Amount At Risk

ARTICLE V                Reinsurance Premiums

ARTICLE VI               Reinsurance Administration

ARTICLE VII              Settlement of Claims

ARTICLE VIII             Tax Credits

ARTICLE IX               Regulatory Compliance

ARTICLE X                Access to Records

ARTICLE XI               Insolvency

ARTICLE XII              Arbitration

ARTICLE XIII             Rights of Offsetting Balances Due

ARTICLE XIV              Contract and Program Changes

ARTICLE XV               DAC Tax

ARTICLE XVI              Parties to Agreement

ARTICLE XVII             Entire Agreement

ARTICLE XVIII            Special Termination or Settlement

ARTICLE XIX              Governing Law

ARTICLE XX               Severability

ARTICLE XXI              Original Conditions

ARTICLE XXII             Duration of Agreement

     Signature Page
     EXHIBIT A -         Variable Annuities Covered Under This Agreement

     EXHIBIT B -         Investment Options

                                      2

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                        AUTOMATIC REINSURANCE AGREEMENT

THIS AGREEMENT between the AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK, a corporation organized under the laws of the State of New York, hereinafter referred to as the "Company", and SWISS RE LIFE COMPANY AMERICA, a corporation organized under the laws of the State of New York, hereinafter referred to as "Swiss Re America", WITNESSETH AS FOLLOWS:

                                   ARTICLE I

                              Scope of Agreement

   1. On and after the 1st day of July, 1996, the Company will automatically reinsure with Swiss Re America, and Swiss Re America will automatically accept:

     (a) a 100% quota share of the mortality net amount at risk, as defined in
         Article IV, generated by the Guaranteed Minimum Death Benefit provisions within the variable annuity contracts issued by the Company as set forth in Exhibit A and inforce as of the 1 st day of July, 1996, and

     (b) a 100% quota share of the mortality net amount at risk, as defined in
         Article IV, generated by the Guaranteed Minimum Death Benefit provisions within the variable annuity contracts issued by the Company as set forth in Exhibit A and with effective dates on or after the 1st day of July, 1996.

   2. Swiss Re America's maximum liability on any one life reinsured hereunder shall be One Million Dollars ($1,000,000), as specified in Article IV of this Agreement.

   3. This Agreement covers only the Company's liability for claims paid under variable annuity contracts written on the contract forms specified in Exhibit A and supported by the investment options listed in Exhibit B which were reviewed by Swiss Re America prior to their issuance.

                                      3

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                                  ARTICLE II

                    Commencement & Termination of Liability

      1. On reinsurance ceded under the terms of this Agreement, the liability of Swiss Re America shall commence on and after July 1, 1996, and will terminate upon the earliest of annuitization, surrender or termination in accordance with Article XXII.

      2. Swiss Re America shall be liable for reimbursement of claims on only those deaths where the date of death is on or after July 1, 1996, in accordance with Article VII.

                                      4

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                                  ARTICLE III

                         Oversights - Clerical Errors

Should either the Company or Swiss Re America fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Company or Swiss Re America, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the position they would have occupied had no such oversight, misunderstanding, or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

                                      5

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                                  ARTICLE IV

                         Mortality Net Amount At Risk

   The mortality net amount at risk for each variable annuity contract reinsured hereunder shall be calculated as of the last day of each calendar month and shall be equal to the death benefit less the contract value of the annuity, up to a maximum of One Million Dollars ($1,000,000) per life. The death benefit and the contract value shall be as described in the variable annuity contract forms specified in Exhibit A.

                                      6

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                                   ARTICLE V

                             Reinsurance Premiums

   1.(a) Reinsurance premiums shall be calculated monthly. The initial reinsurance premium will be equal to zero, subject to paragraph b), below. Subsequent reinsurance premiums shall be equal to 150% of the prior calendar month's death claim reimbursement, subject to the minimum and maximum monthly premiums stated in 1(b) and 1(c), below.

     (b) The minimum monthly premium shall be equal to the product of the current minimum monthly premium rate and the greater of the average aggregate account value or the average aggregate Guaranteed Minimum Death Benefit over each calendar month of all variable annuities reinsured hereunder.

          The current minimum monthly premium rate shall be equal to ______ basis points (______) for all issue ages.

     (c) The maximum monthly premium shall be equal to the product of the current maximum monthly premium rate and the greater of the average aggregate account value or the average aggregate Guaranteed Minimum Death Benefit over each calendar month of all variable annuities reinsured hereunder.

          The current maximum monthly premium rate shall be equal to ______ basis points (______) for all issue ages.

   2. The current maximum monthly reinsurance premium rate shall be in effect for a minimum of 20 years from the effective date of this reinsurance Agreement. Thereafter, it may be increased based on future expectations, but not beyond the guaranteed maximum monthly premium rate of ______ basis points (______) for all issue ages.

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   3. The total reinsurance premium shall be reduced by the ratio of the sum of the mortality net amount at risk in excess of $1 million on any lives reinsured hereunder to Swiss Re America's share of the total mortality net amount at risk on all variable annuity contracts.

   4. The monthly reinsurance premium shall be due and payable as described in
Article VI.

   5. The reinsurance premium rates described above shall remain in effect as long as the death benefit design, the contract fees, the mortality and expense charges, the administration fees, and the surrender charges in effect at the inception of this Agreement remain unchanged. The Company shall notify Swiss Re Life America of any change to the preceding items. Within 30 days of such notice, Swiss Re Life America shall notify the Company of any change in reinsurance premium rates resulting from such change. The Company will have the right to accept such change in rates or exclude affected policies from this Agreement.

                                      8

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                                  ARTICLE VI

                          Reinsurance Administration

   1. Within 30 days of the end of each calendar month, the Company will furnish Swiss Re America a separate electronic report for each Guaranteed Minimum Death Benefit design specified in Exhibit A, valued as of the last day of that month. Each report will indicate for all inforce annuities reinsured hereunder:

       a) Annuitant's name, sex, date of birth, issue age and social security number

       b) Owner's name, sex, date of birth, issue age and social security number

       c)   Contract number

       d)   Contract date

       e)   Contract form number

       f)   Tax status

       g) Current contract value in total and by sub-account and fixed account, if any.

       h)   Current cash surrender value

       i)   Cumulative net considerations

       j)   Current Minimum Guaranteed Death Benefit

       k)   Current contract death benefit

       l)   Current contract mortality risk amount

   2. Additionally, within 30 days of the end of each calendar month, the Company will furnish Swiss Re America with a separate seriatim termination report, indicating the following:

       a)   Terminations by death, including cause of death

       b)   Terminations by lapse

       c)   Terminations by annuitization

   3. Additionally, within 30 days of the end of each calendar month, the Company will furnish Swiss Re America a separate paper report summarizing the following data:

       a)   Reinsurance premiums due Swiss Re America

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       b)   Number and amount of death claim reimbursements due the Company

       c)   Total number of contracts reinsured

       d)   Total current contract value

       e)   Total current cash surrender value

       f)   Total cumulative net considerations

       g)   Total current Guaranteed Minimum Death Benefit

       h)   Total current death benefit

       i)   Total current mortality risk amount

   4. If the net balance is due Swiss Re America, the amount due shall be remitted with the report statement. If the net balance is due the Company, Swiss Re America shall remit the amount to the Company within 10 days of the receipt of the report.

                                      10

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                                  ARTICLE VII

                             Settlement of Claims

   1. The claims that are eligible for reimbursement are only those that the Company is required to pay on deaths that occur on or after the effective date of this Agreement.

   2. In the event the Company provides satisfactory proof of claim (the Certificate of Death and, if available, the Claimant's Statement and/or Attending Physicians Statement) to Swiss Re America, claim settlements made by the Company shall be unconditionally binding on Swiss Re America.

   3. The death claim reimbursed by Swiss Re America shall be determined as of the date due proof of death is received at the Company's office.

   4. Within 30 days of the end of each month, the Company shall notify Swiss Re America of the reinsured death benefits paid in that month and Swiss Re America will reimburse the Company, as provided in Article VI, for the reinsured benefits.

   5. Settlement by Swiss Re America shall be in a lump sum regardless of the mode of payment made by the Company to the beneficiary.

                                      11

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                                 ARTICLE VIII

                                  Tax Credits

   Swiss Re America shall not reimburse the Company for state premium taxes.

                                      12

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                                  ARTICLE IX

                             Regulatory Compliance

   1. Swiss Re America agrees to comply with all regulatory directives required to permit the Company to receive statutory reserve credit for the reinsurance ceded under this Agreement.

   2. The Company warrants that it has secured all necessary federal and state licenses and approvals, and that it is operating in compliance with federal investment laws and state investment and insurance laws and regulations.

                                      13

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                                   ARTICLE X

                               Access to Records

   1. Swiss Re America, or its duly authorized representative, shall have free access at all reasonable times to books and records maintained by any division, department and branch offices of the Company which pertain to reinsurance ceded to Swiss Re America under this Agreement and all claims made in connection therewith.

   2. Notwithstanding the provisions of paragraph 1, above, if undisputed balances due from Swiss Re Life America have not been paid for the two most recent reported calendar quarters, Swiss Re Life America shall not have access to any of the Company's records relating to this Agreement without the specific consent of the Company.

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                                  ARTICLE XI

                                  Insolvency

   1. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Swiss Re America directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against the insolvent Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, Swiss Re America may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or to its liquidator, receiver or statutory successor.

   2. It is further understood that the expense thus incurred by Swiss Re America shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Swiss Re America. Where two or more assuming insurers are involved in the same claim and a- majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Reinsurance Agreement as though such expense had been incurred by the Company.

   3. In the event of the insolvency of Swiss Re America and the appointment of receivers therefor, the liability of Swiss Re America shall not terminate but shall continue with respect to the reinsurance ceded to Swiss Re America by the Company prior to the date of such insolvency or appointment.

                                      15

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                                  ARTICLE XII

                                  Arbitration

   1. In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this Agreement or their affiliates, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

   2. If the two arbitrators fail to agree on the selection of a third arbitrator within 60 days of their appointment, such third arbitrator shall be appointed by a Justice of the Supreme Court of the State of New York.

   3. The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen's agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from their written decision.

   4. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.

   5. The provisions of this Article shall survive the termination of this Agreement.

                                      16

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                                 ARTICLE XIII

                       Right of Offsetting Balances Due

   The Company and Swiss Re America shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the Company and Swiss Re America. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.

                                      17

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                                  ARTICLE XIV

                         Contract and Program Changes

   1. The Company may amend, substitute, add or delete variable investment funds to the underlying investment funds supporting the annuity contract as described in the contract general provisions. No such change will be made by the Company without prior notification to Swiss Re America and without the prior approval of the Securities and Exchange Commission, if necessary. The Company agrees to maintain at all times a satisfactory selection of core investment options with characteristics similar to those listed in Exhibit B.

   2. The Company will also give Swiss Re America advance notice of any other changes to its annuity product design, its fees and charges, or its distribution systems and/or methods.

   3. Should any such change result in a material increase in the reinsured net amount at risk and/or material decrease in the reinsurance premiums due, Swiss Re America shall have the right to modify any or all of the following: a) the reinsurance premium rates, b) the amount of reinsurance that may be ceded automatically to Swiss Re Life America, and c) the termination provision of this Agreement.

                                      18

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                                  ARTICLE XV

                                    DAC Tax

1. The Company and Swiss Re America hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the Effective Date of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

       (a) The term "party" will refer to either the Company or Swiss Re America, as appropriate.

       (b) The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

       (c) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

       (d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

       (e) The Company will submit a schedule to Swiss Re America by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Company will report such net consideration in its tax return for the preceding calendar year.

       (f) Swiss Re America may contest such calculation by providing an alternative calculation to the Company by June 1. If Swiss Re America does not so notify the Company, the Company will report the net consideration as determined by the Company in the Company's tax return for the previous calendar year.

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       (g)  If Swiss Re America contests the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by July 1. If the Company and Swiss Re America reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

   2. Swiss Re America and the Company represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code.

                                      20

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                                  ARTICLE XVI

                             Parties to Agreement

   This Agreement is an indemnity reinsurance agreement solely between the Company and Swiss Re America. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between Swiss Re America and the annuitant, owner, beneficiary or any other party under any contracts of the Company which may be reinsured hereunder, and the Company shall be and remain solely liable to such parties under such contracts reinsured hereunder.

                                      21

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                                 ARTICLE XVII

                               Entire Agreement

   This Agreement and any amendments thereto, shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by written amendment to the Agreement and signed by both parties .

                                      22

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                                 ARTICLE XVIII

                       Special Termination or Settlement

   1. In addition to the provisions of Article XXII, either party may terminate this Agreement immediately upon written notice to the other party in the event that:

       a) One party should at any time become insolvent, suffer any impairment of capital, or file a petition in bankruptcy, or go into liquidation or rehabilitation, or have a receiver appointed, or be acquired or controlled by any unrelated insurance company or organization, or

       b) Any law or regulation of any Federal, State or Local Government of any jurisdiction in which the Company is doing business should render illegal the arrangements made under this Agreement.

   2. Either party may terminate this Agreement immediately upon written notice to the other party in the event that, upon calculation of the Risk Based Capital Formula prescribed by the National Association of Insurance Commissioners and applied to either party's annual statement (which shall be furnished upon request), it is found that either party's total adjusted capital is equal to or less than the other party's Risk Based Capital (defined as the Company Action Level).

                                    Payment

   3. Amounts due the Company or Swiss Re Life America under the provisions of this Article shall include all present and future obligations and shall include unearned premiums, outstanding losses (including IBNR), and other balances.

   4. In the event the reinsurance risk is placed with a successor reinsurer by the Company, or the Company elects to recapture the reinsurance risk, the Company will, upon receipt of payment, provide Swiss Re Life America with a full and final release of Swiss Re Life America's liability under this Agreement.

   5. When requested by either party, an appraisal of outstanding losses and IBNR shall be made by an independent actuary and the costs of same shall be divided equally between the parties.

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   6. Settlement shall take into account adjustment for net present value.

   7. The provisions of this Article shall survive the termination of this Agreement.

                                      24

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                                  ARTICLE XIX

                                 Governing Law

   This Agreement shall be governed and construed in accordance with the laws of the State of New York.

                                      25

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                                  ARTICLE XX

                                 Severability

   If any provisions of this Agreement shall be rendered illegal or unenforceable by the laws, regulations, or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

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                                  ARTICLE XXI

                              Original Conditions

   All reinsurance ceded hereunder shall be subject to the same clauses, terms, conditions, endorsements, and exclusions as the Company's policies, it being the parties' intent that Swiss Re Life America shall, with respect to the policies, follow the fortunes of the Company unless such clauses, terms, conditions, endorsements, and exclusions are in conflict with specific terms of this Agreement. The Company must provide Swiss Re Life America written notification of any change which affects the original conditions of any policy not less than fifteen (15) days after the change takes effect. Swiss Re Life America will provide written notification to the Company as to Swiss Re Life America's acceptance or rejection of the change within fifteen (15) days after receipt of notice of the change. If Swiss Re Life America accepts any such change, Swiss Re Life America will (a) assume a proportionate share of any increase in the Company's liability resulting from the change, and (b) receive credit for a proportionate share of any decrease in the Company's liability resulting from the change. If Swiss Re Life America rejects any such change, Swiss Re Life America's liability under this Agreement will be determined as if no such change had occurred.

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                                 ARTICLE XXII

                             Duration of Agreement

   1. Except as specified in Article XVIII, this Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

   2. Upon 180 days written notice, either the Company or Swiss Re America may cancel this Agreement for new business any time on or after the second anniversary of this Agreement. Upon each reinsurance contract anniversary, this facility may be renewed for another year, subject to mutually acceptable terms.

   3. Any time on or after the fifteenth anniversary of this Agreement, the Company may, upon 90 days written notice, irrevocably elect to cancel the reinsurance in force under this Agreement. Upon election, the reinsurance shall be recaptured at a constant rate by reducing the quota share percentage set forth in Article I, paragraph 1, by 2.8% per month. The reduction shall begin in the month of election and continue for 36 consecutive months. The quota share percentage will then be equal to 0% and the reinsurance ceded hereunder will be fully recaptured and this Agreement shall then be terminated.

   4. After recapture is effected, reinsurance premiums payable and claims recoverable by the Company, calculated in accordance with the provisions of Articles V, VI and VII of this Agreement, are to be reduced by the cumulative percentage recaptured by the Company.

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IN WITNESS WHEREOF, the Company and Swiss Re America have caused their names to be subscribed and duly attested hereunder by their respective Authorized
Officers.

AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

SWISS RE LIFE & HEALTH AMERICA INC., formerly
SWISS RE LIFE COMPANY AMERICA

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                                   EXHIBIT A

                Variable Annuities Covered Under This Agreement

I. Contract Form Numbers: 45649-4/87NY (For New York issues)
                          45649-4/87 (For all other issues)

II. Policy Dates:

    Policies in force on July 1, 1996.
    Policies with issue dates of July 1, 1996 and later.

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                                   EXHIBIT B

                              Investment Options

I.  The General Account

    General Account Option

II. The Variable Account

    A. Alliance Gallery

      Alliance Variable Product Series Fund
      Money Market
      Short-Term Multi-Market
      Growth
      Growth and Income
      Premier Growth
      International
      Quasar
      Technology
      Utility Income
      Worldwide Privatization
      Conservative Investors
      Growth Investors
      Total Return
      North American Government Income
      Global Dollar Government
      U.S. Government/High Grade Securities
      Global Bond

    B. The Variable Annuity

      Delaware Group Premium Fund
      Equity Income
      Growth
      Capital Reserves
      High Yield
      Multiple Strategies
      Money Market

                                      31

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                                   EXHIBIT B

                              Investment Options

    C. Profile

      Alliance Variable Products Series Fund
      Conservative Investors
      Growth Investors
      Growth and Income
      Growth
      Quasar
      Technology

      Dreyfus Stock Index

      Dreyfus Variable Investment Fund
      Zero Coupon Bond

      Fidelity Variable Insurance Products Fund
      Growth
      High Income
      Money Market
      Overseas

      Fidelity Variable Insurance Products Fund II
      Asset Manager
      Investment Grade Bond

      Tomorrow Funds Retirement Trust
      Short-Term Retirement
      Medium- Term Retirement
      Long- Term Retirement

      Vaneck Worldwide Insurance Trust
      Gold and Natural Resources
      Worldwide Balanced

                                      32